Neurogen Corporation
For Immediate Release	Contact:
Tom Pitler
Neurogen Corp.
203-315-3046
tpitler@nrgn.com

NEUROGEN CORPORATION ANNOUNCES SECOND QUARTER 2009 FINANCIAL RESULTS

Branford, CT, August 14, 2009 — Neurogen Corporation (NASDAQ: NRGN), a drug development company focused on improved drugs for psychiatric and neurological disorders, today announced financial results for the  quarter ended June 30, 2009.

Stephen R. Davis, President and CEO said, "During the second quarter we continued our plan to conserve cash resources while pursuing strategic options.  As previously announced, in May we suspended enrollment of new patients in our Parkinson’s disease and Restless Legs Syndrome clinical trials and we have reduced our staff to those necessary to execute the pursuit of a sale of the company or our major assets.”

On a GAAP basis, including non-recurring matters, Neurogen recognized a net loss attributable to common stockholders for the second quarter of 2009 of $7.5 million, or $0.11 per share as compared to a GAAP net loss attributable to common stockholders for the second quarter of 2008 of $11.8 million, or $0.28 per share.  On a non-GAAP basis, excluding non-recurring charges relating to restructuring of workforce and the write down of certain assets, net loss for the second quarter of 2009 totaled $3.9 million, or $0.06 per share on 68.7 million weighted shares outstanding as compared to a non-GAAP net loss during the second quarter of 2008 of $8.5 million, or $0.20 per share on 42.1 million weighted average shares outstanding.

Research and development expenses for the second quarter of 2009 decreased to $2.8 million from $8.0 million in the comparable period of 2008. The decrease in R&D expenses for the quarter was due primarily to decreased spending in Neurogen’s clinical and preclinical drug development programs as well as the 2008 and 2009 restructuring of  the Company's workforce.

General and administrative expenses for the second quarter of 2009 increased to $1.2 million from $0.8 million for the comparable period of 2008.  The increase for the quarter was due primarily to the effect of a $0.35 million credit recognized in the second quarter of 2009 versus a $0.69 million credit recognized in the second quarter of 2008, in each case related to the cancellation of stock options from employees terminated in restructurings.

Neurogen’s cash and marketable securities as of June 30, 2009 totaled $21.9 million.  Total liabilities at June 30, 2009 were $11 million.

Non-recurring matters
Asset impairment charges for the second quarter of 2009 were $3.9 million, compared to $7.2 million for the second quarter of 2008.  Asset impairment charges in each period were associated with writing down the book value of facilities and equipment associated with previous research and development activities.  In the second quarter of 2009, Neurogen recorded a restructuring of workforce charge of $2.4 million, compared to a restructuring of workforce charge in the second quarter of 2008 of $2.6 million.  Restructuring of workforce charges in each period relate to the Company’s reductions in staffing levels.

Webcast
Neurogen will host a conference call and webcast to discuss second quarter results at 5:00 p.m. EDT today, August 14, 2009.  The webcast will be available in the Investor Relations section of www.neurogen.com and will also be archived there.  A replay of the call will be available after 8:00 p.m. EDT on August 14, 2009 and accessible through the close of business, August 21, 2009. To replay the conference call, dial 888-286-8010, or for international callers, 617-801-6888, and use the pass code: 36599619.

About Neurogen
Neurogen Corporation is a drug development company historically focusing on small-molecule drugs to improve the lives of patients suffering from psychiatric and neurological disorders with significant unmet medical need. Neurogen has conducted its drug development independently and, when advantageous, collaborated with world-class pharmaceutical companies to access additional resources and expertise.

Statement Regarding Adjusted (Non-GAAP) Financial Information
In addition to disclosing financial results calculated in accordance with GAAP, the Company has included certain adjusted financial results.  Reconciliations between GAAP and adjusted earnings for the three and six months ended June 30, 2009 and 2008 are provided in the table below. The Company believes that the presentation of adjusted results provides meaningful supplemental information regarding our financial results for the three and six months ended June 30, 2009 as compared to the three and six months ended June 30, 2008 because the adjustments between GAAP and adjusted earnings provide information related to the ongoing operations of the Company. The Company believes that this financial information is useful to management and investors in assessing our historical performance and results.  The Company will use these adjusted financial measures when evaluating its financial results, as well as for internal planning and forecasting purposes.  The adjusted financial measures disclosed by the Company should not be considered a substitute for or superior to financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The adjusted financial measures used by the Company may be calculated differently from and therefore may not be comparable to similarly titled measures used by other companies.

Our results under GAAP have been adjusted for the following events that occurred during the three and six months ended June 30, 2009 and 2008: (1) restructuring of the Company’s workforce that resulted in additional expense in each period, (2) asset impairment charges associated with writing down the value of certain of our facilities and certain related equipment associated with discontinued research and development activities, and (3) the sale of certain non-core patent estates. See the table below for a detailed reconciliation of GAAP and adjusted earnings.

Reconciliations between GAAP and Non-GAAP earnings for the three and six months ended June 30, 2009 and 2008 are provided in the following table:

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008
	[in thousands except per share amounts] (unaudited)
Net loss attributable to common stockholders (GAAP)	$(7,511)	$(11,841)	$(18,347)	$(28,359)
Sale of patent estate	(2,650)	-	(2,650)	-
Restructuring of workforce	2,355	2,640	2,677	5,130
Asset impairment charges	3,930	7,200	9,176	7,200
Gain on warrants to purchase common stock	-	(11,954)	-	(11,954)
Deemed preferred dividends	-	5,407	-	5,407
Adjusted net loss (Non- GAAP)	(3,876)	(8,548)	(9,144)	(22,576)
Basic and diluted loss per share attributable to common stockholders (GAAP)	$(0.11)	$(0.28)	$(0.27)	$(0.67)
Basic and diluted loss per share (Non-GAAP)	$(0.06)	$(0.20)	$(0.13)	$(0.54)
Shares used in calc of loss per share: Basic and Diluted	68,671	42,131	68,490	42,062

Safe Harbor Statement
The information in this press release contains certain forward-looking statements, made pursuant to applicable securities laws that involve risks and uncertainties as detailed from time to time in Neurogen's SEC filings, including its most recent 10-K. The words “believe”, “anticipate”, “expect”, “estimate”, “intend”, “plan”, “may”, “will” and other similar expressions generally identify forward-looking statements.  Such forward-looking statements relate to events or developments that we expect or anticipate will occur in the future and include, but are not limited to, statements that are not historical facts relating to the timing and occurrence of anticipated clinical trials, and potential collaborations or extensions of existing collaborations. Actual results may differ materially from such forward-looking statements as a result of various factors, including, but not limited to, risks associated with the inherent uncertainty of drug development, difficulties or delays in development, testing, regulatory approval, production and marketing of any of Neurogen’s drug candidates, adverse side effects or inadequate therapeutic efficacy or pharmacokinetic properties of the Company's drug candidates or other properties of drug candidates which could make them unattractive for commercialization, advancement of competitive products, dependence on corporate partners, Neurogen’s ability to retain key employees for the plans described above, sufficiency of cash to complete the plans described above, Neurogen’s ability to continue as a going concern, Neurogen’s ability to complete a sale of all or substantially all of its assets or enter into any strategic alternative  and patent, product liability and third party reimbursement risks associated with the pharmaceutical industry. For such statements, Neurogen claims the protection of applicable laws. Future results may also differ from previously reported results. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Neurogen disclaims any intent and does not assume any obligation to update these forward-looking statements, other than as may be required under applicable law.

(Financial Tables Follow)

NEUROGEN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
(unaudited)

	Three Months ended June 30, 2009	Three Months ended June 30, 2008	Six Months ended June 30, 2009	Six Months ended June 30, 2008

Operating revenues:
Sale of patent estate	$2,650	$-	$2,650	$-
Total operating revenues	2,650		2,650

Operating expenses:
Research and development	2,776	7,995	6,051	20,049
General and administrative	1,203	756	3,314	2,919
Asset impairment charges	3,930	7,200	9,176	7,200
Restructuring of workforce	2,355	2,640	2,677	5,130
Total operating expenses	10,264	18,591	21,218	35,298
Operating loss	(7,614)	(18,591)	(18,568)	(35,298)

Gain on warrants to purchase common stock	-	11,954	-	11,954
Other income, net	86	180	176	346
Total other income, net	86	12,134	176	12,300
Tax benefit	17	23	45	46
Net loss	(7,511)	(6,434)	(18,347)	(22,952)
Deemed preferred dividends	-	(5,407)	-	(5,407)
Net loss attributable to common stockholders	$(7,511)	$(11,841)	$(18,347)	$(28,359)

Basic and diluted loss per share attributable to common stockholders	$(0.11)	$(0.28)	$(0.27)	$(0.67)
Shares used in calculation of loss per share attributable to common stockholders:
Basic and diluted	68,671	42,131	68,490	42,062

NEUROGEN CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
(unaudited)

	June 30, 2009	December 31, 2008
Assets
Current Assets:
Cash and cash equivalents	$21,937	$24,106
Marketable securities	-	6,967
Total cash and marketable securities	21,937	31,073
Receivables from corporate partners	33	61
Assets held for sale	2,802	5,108
Other current assets, net	939	1,394
Total current assets	25,711	37,636
Restricted cash	121	-
Net property, plant and equipment	13	7,102
Other assets, net	22	30
Total assets	$25,867	$44,768

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$4,085	$4,555
Current portion of loans payable	4,122	4,692
Total current liabilities	8,207	9,247
Long term liabilities:
Tenant Security Deposit	121
Loans payable, net of current portion	2,630	2,807
Total liabilities	10,958	12,054
Total stockholders’ equity	14,909	32,714
Total liabilities and stockholders’ equity	$25,867	$44,768

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